UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

CARDIOME PHARMA CORP.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

14159U202

(CUSIP Number)

November 18, 2013

(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 14159U202	Page 2 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) CarCor Investment Holdings LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596
9.	Aggregate amount beneficially owned by each reporting person 2,481,596
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

Page 2 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 3 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) CF Cardio Investors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 70.981% of the membership interests of CarCor Investment Holdings LLC.

Page 3 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 4 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities Fund LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 26.073084455% of the membership interests of CF Cardio Investors LLC.

Page 4 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 5 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

Page 5 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 6 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Principal Investment Holdings IV LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as managing member of Drawbridge Special Opportunities GP LLC and Fortress Partners GP LLC.

Page 6 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 7 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Special Opportunities Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of Drawbridge Special Opportunities Fund LP.

Page 7 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 8 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Real Assets Fund LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 8.171904400% of the membership interests of CF Cardio Investors LLC.

Page 8 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 9 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Real Assets Fund (B-IP) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 0.998748485% of the membership interests of CF Cardio Investors LLC.

Page 9 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 10 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Real Assets GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as general partner of Drawbridge Real Assets Fund LP and Drawbridge Real Assets Fund (B-IP) LP.

Page 10 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 11 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Real Assets Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as investment manager of Drawbridge Real Assets Fund LP and Drawbridge Real Assets Fund (B-IP) LP.

Page 11 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 12 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund II LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 4.457854862% of the membership interests of CF Cardio Investors LLC.

Page 12 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 13 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund II (B) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 56.31% of the membership interests of LDVF II/III (B) Cardio LLC.

Page 13 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 14 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund II (C) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 2.701674633% of the membership interests of CF Cardio Investors LLC.

Page 14 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 15 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value II GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as general partner of Drawbridge Long Dated Value Fund II LP, Drawbridge Long Dated Value Fund II (B) LP and Drawbridge Long Dated Value Fund II (C) LP.

Page 15 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 16 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as investment manager of Drawbridge Long Dated Value Fund II LP, Drawbridge Long Dated Value Fund II (B) LP, Drawbridge Long Dated Value Fund II (C) LP, Drawbridge Long Dated Value Fund III (A) LP, Drawbridge Long Dated Value Fund III (B) LP and Drawbridge Long Dated Value Fund III (C) LP.

Page 16 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 17 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) LDVF II/III (B) Cardio LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 3.571327754% of the membership interests of CF Cardio Investors LLC.

Page 17 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 18 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund III (A) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 4.535255194% of the membership interests of CF Cardio Investors LLC.

Page 18 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 19 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund III (B) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 43.69% of the membership interests of LDVF II/III (B) Cardio LLC.

Page 19 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 20 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value Fund III (C) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 3.075195381% of the membership interests of CF Cardio Investors LLC.

Page 20 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 21 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Drawbridge Long Dated Value III GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as general partner of Drawbridge Long Dated Value Fund III (A) LP, Drawbridge Long Dated Value Fund III (B) LP and Drawbridge Long Dated Value Fund III (C) LP.

Page 21 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 22 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Partners Fund LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 18.341307812% of the membership interests of CF Cardio Investors LLC.

Page 22 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 23 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Partners GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as general partner of Fortress Partners Fund LP.

Page 23 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 24 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Partners Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as investment manager of Fortress Partners Fund LP.

Page 24 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 25 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Investment Holdings II LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of all of the issued and outstanding interests of Fortress Partners Advisors LLC.

Page 25 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 26 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fox Lake Pharma LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 18.905% of the membership interests of CF Cardio Investors LLC.

Page 26 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 27 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fox Lake Pharma MM LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as managing member of Fox Lake Pharma LLC.

Page 27 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 28 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) CF SI UST LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 1.438877274% of the membership interests of CF Cardio Investors LLC.

Page 28 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 29 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCOF III UST LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 45.3341780% of the membership interests of CF SI UST LLC.

Page 29 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 30 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCOF III B Investments LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 21.3228280% of the membership interests of FCOF III UST LLC.

Page 30 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 31 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCOF III CD Investments LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 46.4763950% of the membership interests of FCOF III UST LLC.

Page 31 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 32 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities Fund III (A) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 30.5818240% of the membership interests of FCOF III UST LLC.

Page 32 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 33 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities Fund III (B) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of all of the issued and outstanding interests of FCOF III B Investments LLC.

Page 33 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 34 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities Fund III (C) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 87.8402190% of the membership interests of FCOF III CD Investments LLC.

Page 34 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 35 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities Fund III (D) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 12.1597810% of the membership interests of FCOF III CD Investments LLC.

Page 35 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 36 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities Fund III (E) LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 1.6189530% of the membership interests of FCOF III UST LLC.

Page 36 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 37 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO Fund III GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Fortress Credit Opportunities Fund III (A) LP, Fortress Credit Opportunities Fund III (B) LP, Fortress Credit Opportunities Fund III (C) LP, Fortress Credit Opportunities Fund III (D) LP and Fortress Credit Opportunities Fund III (E) LP.

Page 37 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 38 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities III Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of Fortress Credit Opportunities Fund III (A) LP, Fortress Credit Opportunities Fund III (B) LP, Fortress Credit Opportunities Fund III (C) LP, Fortress Credit Opportunities Fund III (D) LP and Fortress Credit Opportunities Fund III (E) LP.

Page 38 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 39 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA LSS LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 2.9145190% of the membership interests of CF SI UST LLC.

Page 39 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 40 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA LSS GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FCO MA LSS LP.

Page 40 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 41 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA LSS Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FCO MA LSS LP.

Page 41 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 42 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FTS SIP Corp.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) CO

(1)	Solely in its capacity as holder of 16.5356420% of the membership interests of CF SI UST LLC.

Page 42 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 43 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FTS SIP L.P.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of all of the issued and outstanding shares of FTS SIP Corp.

Page 43 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 44 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FTS SIP L.P.

Page 44 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 45 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities MA Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FTS SIP L.P.

Page 45 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 46 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA III LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 6.9310800% of the membership interests of CF SI UST LLC.

Page 46 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 47 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA III GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FCO MA III LP.

Page 47 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 48 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA III Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FCO MA III LP.

Page 48 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 49 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FGOY Investment Corp.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) CO

(1)	Solely in its capacity as holder of 5.7759000% of the membership interests of CF SI UST LLC.

Page 49 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 50 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Global Opportunities (Yen) Fund L.P.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of all of the issued and outstanding shares of FGOY Investment Corp.

Page 50 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 51 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO (YEN) GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Fortress Global Opportunities (Yen) Fund L.P.

Page 51 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 52 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Global Opportunities (Yen) Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of Fortress Global Opportunities (Yen) Fund L.P.

Page 52 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 53 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Super FCO MA LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 3.3500220% of the membership interests of CF SI UST LLC.

Page 53 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 54 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Sup GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Super FCO MA LP.

Page 54 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 55 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Sup Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of Super FCO MA LP.

Page 55 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 56 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA ML Corp.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) CO

(1)	Solely in its capacity as holder of 10.0500650% of the membership interests of CF SI UST LLC.

Page 56 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 57 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA MAPLE LEAF LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 30% of the Class A Voting Shares and all of the issued and outstanding Class B Non-Voting Shares of FCO MA ML Corp.

Page 57 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 58 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Maple Leaf GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FCO MA MAPLE LEAF LP and holder of 70% of the Class A Voting Shares of FCO MA ML Corp.

Page 58 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 59 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Credit Opportunities MA Maple Leaf Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FCO MA MAPLE LEAF LP.

Page 59 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 60 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Centre Street LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of 6.9310800% of the membership interests of CF SI UST LLC.

Page 60 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 61 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Centre GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FCO MA Centre Street LP.

Page 61 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 62 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA Centre Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FCO MA Centre Street LP.

Page 62 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 63 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA SC Investments LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of 2.1775140% of the membership interests of CF SI UST LLC.

Page 63 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 64 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA SC LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of all of the issued and outstanding interests of FCO MA SC Investments LLC.

Page 64 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 65 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FCO MA SC GP LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of FCO MA SC LP.

Page 65 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 66 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress MA SC Advisors LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the investment manager of FCO MA SC LP.

Page 66 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 67 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Hybrid GP Holdings LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the holder of all of the issued and outstanding interests of Drawbridge Real Assets GP LLC, Drawbridge Long Dated Value II GP LLC, Drawbridge Long Dated Value III GP LLC, Fox Lake Pharma MM LLC, FCO Fund III GP LLC, FCO MA LSS GP LLC, FCO MA GP LLC, FCO MA III GP LLC, FGO (Yen) GP LLC, FCO MA Sup GP LLC, FCO MA Maple Leaf GP LLC, FCO MA Centre GP LLC and FCO MA SC GP LLC.

Page 67 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 68 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FIG LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC, Drawbridge Real Assets Advisors LLC, Drawbridge Long Dated Value Advisors LLC, Fortress Credit Opportunities III Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Advisors LLC, FCO MA III Advisors LLC, Fortress Global Opportunities (Yen) Advisors LLC, FCO MA Sup Advisors LLC, Fortress Credit Opportunities MA Maple Leaf Advisors LLC, FCO MA Centre Advisors LLC and FCO MA Advisors LLC.

Page 68 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 69 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Operating Entity I LP
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as holder of all of the issued and outstanding interests of Fortress Principal Investment Holdings IV LLC, Fortress Investment Holdings II LLC, Hybrid GP Holdings LLC and FIG LLC.

Page 69 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 70 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) FIG Corp.
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) CO

(1)	Solely in its capacity as the general partner of Fortress Operating Entity I LP.

Page 70 of 95 Pages

SCHEDULE 13G

CUSIP No. 14159U202	Page 71 of 95 Pages

1.	Name of reporting persons I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only) Fortress Investment Group LLC
2.	Check the appropriate box if a member of a group* Yes (a) ☐ No (b) ☒
3.	SEC use only
4.	Citizenship or place of organization (see instructions) Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power
	6.	Shared voting power 2,481,596 (1)
	7.	Sole dispositive power
	8.	Shared dispositive power 2,481,596 (1)
9.	Aggregate amount beneficially owned by each reporting person 2,481,596 (1)
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.

Percent of class represented by amount in Row (9)

16.6% (Based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued pursuant to the Purchase Agreement (defined below) plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013)

12.	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as holder of all of the issued and outstanding shares of FIG Corp.

Page 71 of 95 Pages

Item 1.

(a)	Name of Issuer:

The name of the issuer is Cardiome Pharma Corp. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at Suite 405, 6190 Agronomy Rd., Suite 405, Vancouver, B.C., V6T 1Z3, Canada.

Item 2.

(a)	Name of Persons Filing:

(i) The names of the filing persons (collectively, the “Reporting Persons”) are set forth in Row 1 of the cover page hereto for each Reporting Person, and are incorporated herein by reference for each such Reporting Person.

The Joint Filing Agreement among the Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1.

Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office or, if None, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.

(c)	Citizenship:

The citizenship of each Reporting Person is set forth in Row 6 of the cover page hereto for each Reporting Person, and such citizenship information is incorporated herein by reference for each such Reporting Person.

(d)	Title of Class of Securities:

Common Shares, no par value (“Common Shares”).

(e)	CUSIP Number:

14159U202

Page 72 of 95 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership:

The information required by Item 4 is set forth in Rows 5 – 11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Because each is a Member of CarCor Investment Holdings LLC (“CarCor”), each of CF Cardio Investors LLC (“CF Cardio”), as owner of 70.981% of the membership interests of CarCor, Axon Cardio LLC (“Axon Cardio”), as owner of 28.302% of the membership interests of CarCor, and Phoenix IP Ventures-II, LP (“PIPV II”), as owner of 0.717% of the membership interests of CarCor, may be deemed to be a member of a “group” with CarCor pursuant to Rule 13d-5(b)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

CarCor, CF Cardio and the other Reporting Persons disclaim membership in any “group” with respect to holdings of the Common Shares. Further, each Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Common Shares other than the Common Shares owned of record by such Reporting Person.

Page 73 of 95 Pages

Each of Axon Cardio LLC and PIPV II is responsible for reporting its beneficial ownership of Common Shares of the Issuer on its own behalf, and the Reporting Persons disclaim responsibility for reporting the Common Shares of the Issuer beneficially owned by either Axon Cardio LLC or PIPV II.

The percentages used herein are calculated based on 14,951,931 Common Shares, which is the sum of 2,481,596 Common Shares issued to CarCor pursuant to that certain Stock and Asset Purchase Agreement, dated as of November 18, 2013, among the Issuer, Cardiome International AG, Murk Acquisition Sub, Inc., Correvio LLC and CarCor (the “Purchase Agreement”), plus 12,470,335 Common Shares outstanding as of November 5, 2013, as reported by the Issuer in Exhibit 99.1 to its Form 6-K filed November 7, 2013

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

As Members of CarCor, each of CF Cardio, Axon Cardio and PIPV II may be deemed to be a member of a “group” with CarCor pursuant to Rule 13d-5(b)(i) of the Exchange Act.

A list of the individual members constituting this deemed “group” is attached hereto as Exhibit 99.2.

CarCor, CF Cardio and the other Reporting Persons disclaim membership in any “group” with respect to holdings of the Common Shares. Further, each Reporting Person expressly disclaims beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) with respect to any Common Shares other than the Common Shares owned of record by such Reporting Person.

Page 74 of 95 Pages

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 75 of 95 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 27, 2013

CARCOR INVESTMENT HOLDINGS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

CF CARDIO INVESTORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 76 of 95 Pages

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By:	Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 77 of 95 Pages

DRAWBRIDGE REAL ASSETS FUND LP

By:	Drawbridge Real Assets GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE REAL ASSETS FUND (B-IP) LP

By:	Drawbridge Real Assets GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE REAL ASSETS GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE REAL ASSETS ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 78 of 95 Pages

DRAWBRIDGE LONG DATED VALUE FUND II LP

By:	Drawbridge Long Dated Value II GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE FUND II (B) LP

By:	Drawbridge Long Dated Value II GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
Name:		Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE FUND II (C) LP

By:	Drawbridge Long Dated Value II GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE II GP LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Page 79 of 95 Pages

DRAWBRIDGE LONG DATED VALUE ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

LDVF II/III (B) CARDIO LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 80 of 95 Pages

DRAWBRIDGE LONG DATED VALUE FUND III (A) LP

By:	Drawbridge Long Dated Value III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE FUND III (B) LP

By:	Drawbridge Long Dated Value III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE FUND III (C) LP

By:	Drawbridge Long Dated Value III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

DRAWBRIDGE LONG DATED VALUE III GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 81 of 95 Pages

FORTRESS PARTNERS FUND LP

By:	Fortress Partners GP LLC, its general partner

By:	/s/ Catherine Bonelli
Name:	Catherine Bonelli
Title:	Chief Financial Officer

FORTRESS PARTNERS GP LLC

By:	/s/ Catherine Bonelli
	Name:	Catherine Bonelli
	Title:	Chief Financial Officer

FORTRESS PARTNERS ADVISORS LLC

By:	/s/ Catherine Bonelli
	Name:	Catherine Bonelli
	Title:	Chief Financial Officer

FORTRESS INVESTMENT HOLDINGS II LLC

By:	/s/ Catherine Bonelli
	Name:	Catherine Bonelli
	Title:	Chief Financial Officer

Page 82 of 95 Pages

FOX LAKE PHARMA LLC

By:	Fox Lake Pharma MM LLC, its managing member

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FOX LAKE PHARMA MM LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 83 of 95 Pages

CF SI UST LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCOF III UST LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCOF III B INVESTMENTS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCOF III CD INVESTMENTS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 84 of 95 Pages

FORTRESS CREDIT OPPORTUNITIES FUND III (A) LP

By:	FCO Fund III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES FUND III (B) LP

By:	FCO Fund III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES FUND III (C) LP

By:	FCO Fund III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES FUND III (D) LP

By:	FCO Fund III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 85 of 95 Pages

FORTRESS CREDIT OPPORTUNITIES FUND III (E) LP

By:	FCO Fund III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO FUND III GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES III ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 86 of 95 Pages

FCO MA LSS LP

By:	FCO MA GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA LSS GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA LSS ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 87 of 95 Pages

FTS SIP CORP.

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FTS SIP L.P.

By:	FCO MA GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 88 of 95 Pages

FCO MA III LP

By:	FCO MA III GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA III GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA III ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 89 of 95 Pages

FGOY INVESTMENTS CORP.

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS GLOBAL OPPORTUNITIES (YEN) FUND L.P.

By:	FGO (Yen) GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FGO (YEN) GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS GLOBAL OPPORTUNITIES (YEN) ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 90 of 95 Pages

SUPER FCO MA LP

By:	FCO MA Sup GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA SUP GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA SUP ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 91 of 95 Pages

FCO MA ML CORP.

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA MAPLE LEAF LP

By:	FCO MA Maple Leaf GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA MAPLE LEAF GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS CREDIT OPPORTUNITIES MA MAPLE LEAF ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 92 of 95 Pages

FCO MA CENTRE STREET LP

By:	FCO MA Centre GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA CENTRE GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA CENTRE ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 93 of 95 Pages

FCO MA SC INVESTMENTS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA SC LP

By:	FCO MA SC GP LLC, its general partner

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FCO MA SC GP LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

FORTRESS MA SC ADVISORS LLC

By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Page 94 of 95 Pages

HYBRID GP HOLDINGS LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FORTRESS OPERATING ENTITY I LP

By:	FIG Corp., its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary

Page 95 of 95 Pages